Exhibit 16.1

November 12, 2025

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE,

Washington, DC 20549.

RE: KEEMO Fashion Group Limited

Dear Sirs/Madam,

The undersigned JP Centurion & Partners PLT, previously acted as independent accountants to audit the financial statements of KEEMO Fashion Group Limited. We resigned as independent accountants to the Company.

This letter will confirm that we have read item 4.01 included in the Form 8-K dated November 12, 2025 of the Company to be filed with the Securities and Exchange Commission and are in agreement with the statement related to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly,

/S/ JP Centurion & Partners Plt
JP CENTURION & PARTNERS PLT
KUALA LUMPUR, MALAYSIA